Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated as of July 10, 2025, is between MVB Financial Corp., a West Virginia corporation (“Employer”), and Michael R. Sumbs (“Executive”). The parties hereby agree to the following terms.

1. Employment. Employer hereby employs Executive, and Executive hereby accepts employment upon the terms and conditions set forth in this Agreement. Executive’s employment is at-will and may be terminated by either Employer or Executive at any time, with or without cause, subject only to the notice requirements set forth herein.

2. Term. The term of this Agreement and Executive’s employment hereunder begins on July 14, 2025 and terminates in the manner established in this Agreement.

3. Duties. Executive shall perform and have all of the duties and responsibilities of the position of EVP, Chief Financial Officer of MVB Financial Corp. and MVB Bank Inc. and such other duties as may be assigned by Employer or its designee from time to time. Executive acknowledges that the duties assigned to Executive may be revised from time to time based on the business needs of Employer and its parent entity(ies), subsidiaries, and affiliates (collectively, the “Employer Group”). Executive shall be familiar with and comply with all applicable laws and regulations governing the Employer Group’s business and shall comply with the policies and procedures established by Employer Group as the same may be modified from time to time. Executive shall be subject to performance guidelines and requirements established by the Employer Group, as the same may be modified from time to time. Executive shall devote Executive’s full business time and best efforts at all times to the business and affairs of the Employer and its affiliates; provided, however, that it shall not be a violation of this provision to (i) devote reasonable periods of time to charitable, community, industry or professional activities, or (ii) manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement or conflict with any of the provisions of this Agreement.

4. Change of Duties. Executive acknowledges that the duties assigned to Executive may be revised from time to time based on the business needs of the Employer Group. However, Employer acknowledges that Executive’s duties and responsibilities will be commensurate in material respects to Executive’s position hereunder unless otherwise agreed by Executive.

5. Compensation and Benefits. In exchange for Executive’s full-time services hereunder, Employer agrees to provide Executive with the following compensation and benefits:

(a) Executive will be paid an initial annualized base salary hereunder of $375,000. Executive’s base salary may be increased annually or as changes to Executive’s position or duties may occur but shall not be reduced unless such reduction is part of a proportionate reduction in base salaries at the Executive’s level for all of the Employer’s executives taken as a whole. Such base salary is payable in accordance with the Employer’s general payroll practices.

(b) Executive is entitled to participate in any and all benefit plans that Employer now and hereafter makes available generally to its employees in accordance with the terms and conditions of such plans, as they may be modified from time to time.

(c) Executive is entitled to reimbursement for normal and reasonable business expenses in accordance with Employer’s policies on expense reimbursement in effect as of the date the expense is incurred, and as may be amended from time to time. All reimbursements will be paid no later than the first quarter of the calendar year immediately following the calendar year in which they were incurred.

(d) Executive is eligible to participate in Employer’s incentive compensation plan as may be in effect from time to time, all as appropriate for Executive’s position and as approved by Employer’s Board of Directors. Executive must be employed on December 31 of a given year to qualify for the incentive compensation opportunity and in order to receive any incentive compensation for that calendar year.

6. Termination of Employment; Termination Payments. Employment of Executive under this Agreement and this Agreement may be terminated for any of the following reasons:

(a) By Employer for Cause. Executive’s employment and this Agreement may be terminated immediately on Employer’s determination, in its sole discretion, that a “cause” event has occurred, as described as: i) commission by Executive of a felony, misappropriation, embezzlement, or intentional fraud; ii) knowing violation of any law or regulation applicable to the business of the Employer; iii) material insubordination by Executive with respect to lawful and ethical instructions from the Executive’s manager or other Executives; iv) violation by Executive of any material covenant or obligation under this Agreement; and/or v) material violation or breach of an Employer policy or procedure. Executive shall not be entitled to any termination or severance payment(s) in the event of termination pursuant to this Paragraph 6(a). On termination pursuant to this Paragraph 6(a), Employer shall only be obligated to pay Executive’s base salary for employment up to the date of termination, and payment of any accrued benefits owing to Executive pursuant to applicable law.

(b) By Employer without Cause. Executive’s employment and this Agreement may be terminated without cause by the Employer at any time upon written notice to the Executive. On termination pursuant to this Paragraph 6(b), Employer shall pay Executive the ratable portion of the Executive’s base salary for the period through and including the effective date of termination plus any accrued benefits or other compensation owing to Executive pursuant to applicable plan or law. Employer shall pay any unused paid vacation balance accrued through the time of termination. In addition, if Employer terminates Executive’s employment pursuant to this Paragraph 6(b), Employer shall pay the Executive a severance payment (“Severance Compensation”) equal to twelve (12) months of Executive’s salary (such salary being equal to Executive’s annual base salary at the time of termination). Executive must execute and not revoke a release of claims in the form requested by Employer no later than 21 days following the effective date of termination, or as otherwise required by law, (the “Release”) and continue to comply with all post-employment covenants under this Agreement in order to qualify and receive the Severance Compensation. The Severance Compensation shall be paid on Executive’s regular payroll dates commencing within sixty (60) days following Executive’s date of termination, provided that if such sixty (60) day period spans two (2) calendar years Executive shall not have the right to designate the calendar year in which Severance Compensation payments commence.

(c) Change-in-Control Termination. Further, should Employer terminate Executive’s employment pursuant to this Paragraph 6(b) within the one-year period following the occurrence of a Change in Control (or within the 3 months immediately preceding such Change in Control) (a “Change-in-Control Termination”), in addition to the Severance Compensation, Employer shall pay Executive additional Change-in-Control Compensation equal to 0.5 times the amount of the Severance Compensation. Executive must execute a Release and continue to comply with all post-employment covenants under this Agreement in order to qualify and receive the Change-in-Control Compensation. The Change-in-Control Compensation shall be paid on Executive’s regular payroll dates that coincide with the payment of Executive’s Severance Compensation.

Further, Executive’s resignation of employment following the first occurrence of any of the following circumstances (within the Change in Control timeframes set forth above) shall be deemed a termination of Executive’s employment under this Paragraph 6(c):

i.

A material diminution of Executive’s authority, duties or responsibilities in effect of the date of this Agreement or as increased during the course of Executive’s employment, provided Executive must give Employer, or any successor, written notice of the claimed material diminution of authority, duties, or responsibilities which Employer or its successor does not remedy within fourteen (14) days of Executive’s notice; or

ii.

A decrease in the base salary for Executive in effect of the date of this Agreement or as increased during the course of Executive’s employment, provided Executive must give Employer, or any successor, written notice of the claimed material diminution of authority, duties, or responsibilities which Employer or its successor does not remedy within fourteen (14) days of Executive’s notice; or

iii.	A change in the geographic location at which Executive must perform the services rendered hereunder which is more than fifty (50) miles from Executive’s assigned office location.

For purposes of this Agreement, a “Change in Control” means any of the following: (A) any consolidation or merger of Employer pursuant to which the stockholders of Employer immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer other than any sale, lease, exchange or other transfer to any company where Employer owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (C) the sale or exchange, whether in a single transaction or series of related transactions, by the stockholders of Employer of more than 50% of the voting stock of Employer, such that the stockholders do not, whether directly or indirectly, have beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of Employer.

(d) Death or Permanent Disability. If Executive dies, or is unable, due to illness or injury, to fully perform his duties hereunder for a period of six (6) consecutive months, this Agreement shall terminate as of the date of death or as of the final day of the six (6) consecutive month period, as applicable. On termination pursuant to this Paragraph 6(d), Employer shall pay Executive the ratable portion of Executive’s salary for the period through and including the effective date of the termination of this Agreement plus any accrued benefits or other compensation owing to Executive pursuant to applicable plan or law.

(e) By Executive Resignation. Executive’s employment and this Agreement may be terminated at any time for any reason by the Executive upon sixty (60) days’ prior written notice to Employer. On termination pursuant to this Paragraph 6(b), Employer shall pay Executive the ratable portion of the Executive’s base salary for the period through and including the effective date of termination plus any accrued benefits or other compensation owing to Executive pursuant to applicable plan or law.

Upon termination of this Agreement or Executive’s employment for any reason, Executive shall be deemed to have resigned as an officer, director (and any committees thereof) and manager of the Employer and any affiliates of Employer, and Executive agrees to take any actions required to affect the same. The parties shall have no further rights or obligations under this Agreement, except as otherwise provided for herein (including, without limitation, under Paragraphs 6, 8-12) and except to the extent accruing prior to the effective date of such termination. Whether any benefits or equity-related grants are considered accrued or vested shall be exclusively determined in accordance with the separate plan documents governing such benefits and/or applicable individual Executive award agreement(s).

7. Conflict of Interest. Executive agrees that during the employment, he or she will notify the Chief Executive Officer of the Company thirty (30) days prior to engaging in, either directly or indirectly, any situation (a “Conflict of Interest”) in which an individual uses his or her position with the Employer for personal enrichment through access to confidential information; has a financial interest in a transaction with Employer which could affect judgment or otherwise interfere with his or her duties and responsibilities to Employer, by making it difficult to objectively, effectively, and efficiently perform work or discharge responsibilities for Employer; or misuses his or her position in Employer in a way that results in personal gain to him or her. Executive further agrees to provide the same notice to Employer any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest. Once notice is received, Employer will follow its standard procedure to determine if the Conflict of Interest is allowable or restricted.

8. Confidential Information.

(a) Executive understands and agrees that during the course of Executive’s employment with Employer, Executive will come to know confidential information regarding Employer Group, including business, financial, customer, client, supplier, and other information, which Employer Group holds in the strictest confidence (individually and collectively, “Confidential Information”). Executive will not, whether during employment or at any time thereafter, use, divulge, disclose, or distribute any Confidential Information to any person except in the performance of Executive’s duties hereunder. For purposes of this Agreement, “Confidential Information” does not include information that (i) is available to or known by the public other than as a result of disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than Employer Group, or (iii) is required to be disclosed by law, including, without limitation, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process.

(b) U.S. Defend Trade Secrets Act Notice of Immunity: The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c) Nothing contained in this Agreement shall be construed so as to violate any law or as to require Executive to violate any law, or to refuse to respond to a valid and enforceable subpoena or to a court order compelling Executive to testify or otherwise cooperate or participate in any government investigation. If Executive is subject to any legal process that compels Executive to provide testimony or documents about any matter involving Employer Group or to disclose Confidential Information, Executive will promptly notify Employer sufficiently in advance so that it may seek a protective order or other appropriate relief. However, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Executive from exercising any legally protected whistleblower rights, without notice to or consent from the Employer.

9. Third Party Agreements. Executive agrees that Executive shall not disclose to Employer Group or induce Employer Group to use any secret or confidential information belonging to Executive’s former employers. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for Employer and/or to disclose to Employer Group any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with Employer.

10. Inventions: Work Made for Hire. During employment, Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, writing or other material or design that: (A) relates to the business of the Employer Group, or (B) relates to Employer’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for Employer or Employer Group, Executive will assign to the Employer the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using Employer’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of Employer Group, or (y) relates to Employer Group’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for Employer Group.

Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with Employer shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to Employer. The item will recognize Employer as the copyright owner, will contain all proper copyright notices, and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

11. Return of Employer’s Property. Immediately on the termination of Executive’s employment, and at any time during Executive’s employment upon request of Employer, Executive will return to Employer all property of Employer Group (individually and collectively, “Company Property”). Company Property includes, without limitation: (a) all materials containing Confidential Information (including all copies, summaries or distillations thereof); (b) all electronic equipment, codes, notes, memoranda or data made available or furnished to Executive by Employer Group (including all copies, summaries or distillations thereof), whether or not they contain Confidential Information; (c) all notes, memoranda or data created by Executive during Executive’s employment, whether or not they contain Confidential Information; and (d) all other materials containing any information pertaining to Employer Group’s business, or any of its employees, clients, consultants, or business associates, that were acquired by Executive in the course of employment with Employer.

12. Non-Competition; Non-Solicitation; Non-Interference.

(a) Non-Competition. Executive hereby agrees that, during the Restricted Period, other than in the performance of duties hereunder or with written consent of Employer, Executive will not directly or indirectly, individually or as an employee, joint venturer, partner, agent or independent contractor of any other person, within the Restricted Territory provide services similar to those performed by Executive for Employer to, or otherwise engage in, a Competing Business. “Competing Business” means any business in which Employer is engaged. “Restricted Period” shall mean during Executive’s employment with Employer or with any member of the Employer Group through the end of the 12-month period following the end of Executive’s employment therewith. “Restricted Territory” means any U.S. state, territory or city in which Employer does business or in which the Employee performed services or had responsibilities.

(b) Non-Solicitation; Non-Interference. Executive hereby agrees that, during the Restricted Period and during any period that Executive is receiving Severance Compensation or Change-in-Control Compensation, other than in the performance of duties hereunder, Executive will not:

(i) directly or indirectly, solicit business from any person, firm, corporation or other entity which was a client, customer or supplier of Employer Group during the term of this Agreement, or from any successor-in-interest of any such person, firm, corporation or other entity, for the purpose of securing business or contracts related to the business of Employer Group;

(ii) engage, recruit, or solicit for employment or engagement, any person who is or becomes employed or engaged by Employer Group during the Restricted Period, or otherwise seek to influence or alter any such person’s relationship with Employer Group;

(iii) solicit or encourage any present or future client, customer, or supplier of Employer Group to terminate or otherwise alter his, her or its relationship with Employer Group.

(c) Executive acknowledges that the provisions of this Paragraph 12 are necessary for the protection of the confidential information and goodwill of Employer Group, and that they are reasonable and will not cause Executive undue economic hardship. Further, Executive agrees that a breach by Executive of this Paragraph 12 will cause irreparable harm to Employer for which injunctive relief is appropriate. Executive further agrees that Employer may setoff, discontinue or withhold any and all Severance Compensation and Change-in-Control Compensation payments due under this Agreement while Executive’s breach of Paragraphs 8, 10-12 continues.

13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, in the case of Executive at the most recent address maintained by Employer in its personnel records, and in the case of Employer to the Chief Executive Officer of the Employer at the headquarters of Employer.

14. Dispute Resolution. The parties shall abide by the following dispute resolution procedures, which are the exclusive means of resolving disputes relating to this Agreement or Executive’s employment by Employer or its subsidiaries or affiliates:

(a) If any claim, dispute, or controversy concerning this Agreement, the breach of this Agreement or Executive’s employment is not resolved by the parties within thirty (30) days after written notice of such dispute is delivered by one party to the other party, then the parties agree to participate in a mediation conducted by a mediator agreed upon by the parties.

(b) Except for injunctive or equitable actions as permitted under Paragraph 15, any claim, dispute, or controversy concerning this Agreement or the breach of this Agreement or Executive’s employment that is not resolved by mediation shall upon election of either party be resolved exclusively by binding arbitration conducted by the American Arbitration Association (“AAA”) in Morgantown, West Virginia (or some other location on which the parties may agree) in accordance with the Employment Arbitration Rules of the AAA, (see https://www.adr.org/Rules) instead of the court system and judgment upon the award rendered by the panel may be entered in any court having jurisdiction.. The arbitrator, in his/her discretion may permit discovery in accordance with the AAA Employment Arbitration Rules. The following claims are excluded from arbitration: (1) claims under an employee benefit or pension plan that either (i) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides claims; (2) claims that, as a matter of applicable law that is not preempted by the Federal Arbitration Act, the parties cannot agree to arbitrate.

15. Injunctive Relief. Either party may seek injunctive or other equitable relief in a state or federal court located in Monongalia County, West Virginia, to enforce or prevent the other party from breaching obligations under Paragraphs 8-10, and 12. Resort by either party to such injunctive or other equitable relief is not construed as a waiver of any rights a party may have for damages or otherwise. Executive agrees that the state and federal courts located in the County of Monongalia, West Virginia shall have exclusive jurisdiction in any permitted court action, suit or proceeding hereunder and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

16. Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by Employer as in effect on the date of termination of Executive’s employment) (a “specified employee”), any payments or benefits that are considered non-qualified deferred compensation subject to Code Section 409A payable under this Agreement on account of a “separation from service” during the six (6) month period immediately following the separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Code Section 409A or, if earlier, upon Executive’s death. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly, or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. References to termination of employment and similar terms in Paragraph 6 of this Agreement shall mean a “separation from service” within the meaning of Code Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are considered non-qualified deferred compensation subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

17. Code Section 280G.

(a) Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Executive (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Employer or the Employer Group (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the “net after-tax benefit” received by Executive shall exceed the “net after-tax benefit” that would be received by Executive if no such reduction was made.

(b) The “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in clause (b)(i) above.

(c) All determinations under this Paragraph 17 will be made by an actuarial firm, accounting firm, law firm, or consulting firm experienced and generally recognized in 280G matters (the “280G Firm”) that is chosen by Employer prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the 280G Firm shall be paid solely by Employer or its successor. Employer will direct the 280G Firm to submit any determination it makes under this Paragraph 17 and detailed supporting calculations to both Executive and Employer as soon as reasonably practicable.

(d) If the 280G Firm determines that one or more reductions are required under this Paragraph 17, such Payments shall be reduced in the order that would provide Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Section 280G of the Code and Code Section 409A, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and Employer shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to elect to forfeit any equity award in whole or in part.

(e) As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Paragraph 17, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Employer or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to Employer, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to Employer unless, and then only to the extent that, the deemed loan and payment would either (i) reduce the amount on which Executive is subject to Excise Tax under Section 4999 of the Code or (ii) generate a refund of Excise Tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and Employer of that determination, and Employer will promptly pay the amount of that Underpayment to Executive without interest.

(f) The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm, in connection with the preparation and issuance of the determinations and calculations contemplated by this Paragraph 17. For purposes of making the calculations required by this Paragraph 17, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

18. Entire Agreement. This Agreement constitutes and references the entire agreement between the parties and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except that any restrictive covenants contained in any other agreements between the parties are not affected and shall stand separate and apart from those contained in this Agreement. This Agreement may not be changed or amended except by an instrument in writing to be executed by each of the parties hereto.

19. Severability. If any provision hereof, or any portion of any provision hereof, is held to be invalid, illegal, or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof had not been included herein. If any provision or portion of any provision of this Agreement is so broad as to be unenforceable, such provision, or a portion thereof shall be interpreted to be only so broad as is enforceable.

20. Headings. The headings contained in this Agreement are included for convenience or reference only and shall have no effect on the construction, meaning or interpretation of this Agreement.

21. Governing Law. The laws of the State of West Virginia shall govern the interpretation and enforcement of this Agreement without regard to conflicts-of-laws principles.

22. Waiver of Breach. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that or any other provision. No requirement of this Agreement may be waived except by the party adversely affected.

23. Binding Effect and Assignability. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives. Employer may assign this Agreement to an affiliate or successor entity without Executive’s consent. Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of Employer and/or the MVB Bank, expressly and unconditionally to assume and agree to perform Employer’s obligations under this Agreement, in the same manner and to the same extent that Employer would be required to perform if no such succession or assignment had taken place. Failure of any successor or assignee of Employer, whether pursuant to a Change in Control or otherwise, to assume the Agreement shall be deemed to be a material breach of this Agreement. Upon such assignment, references to “Employer” shall automatically include such successor or assignee. This Agreement requires the personal services of Executive and may not be assigned by Executive.

24. Withholding. Employer may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

25. Amendments. Any amendments or modifications to this Agreement must be in writing and signed by the parties.

26. Force Majeure. Neither party will be liable for failure or delay to perform obligations under this Agreement, which have become practicably impossible because of circumstances beyond the reasonable control of the applicable party, including but not limited to, war, strikes, riots, crime, epidemic, pandemic, terrorism, natural disaster, or act of God.

Employer and Executive have executed this Agreement as of the date first written above.

MVB FINANCIAL CORP, Inc.

By:	Craig B. Greathouse

/s/ Craig B. Greathouse

Its:	Chief Administrative Officer

EXECUTIVE

Name printed: Michael R. Sumbs

Signature: /s/ Michael R. Sumbs

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